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As filed with the Securities and Exchange Commission on February 16, 2012

Registration No. 333-178720

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Select Income REIT
(Exact name of registrant as specified in governing instruments)

Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8303
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John C. Popeo
Select Income REIT
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8303
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Margaret R. Cohen Skadden, Arps, Slate, Meagher & Flom LLP 1 Beacon Street Boston, Massachusetts 02108 (617) 573-4800	Bartholomew A. Sheehan Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer" "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        Select Income REIT is filing this Amendment No. 3 (the "Amendment") to its Registration Statement on Form S-11 (Registration No. 333-178720) (the "Registration Statement") as an exhibit-only filing to file Exhibits 1.1, 10.2 and 10.7, all of which have not previously been filed and to amend and restate the list of exhibits set forth in Item 36 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee		$26,358
Financial Industry Regulatory Authority filing fee		23,500
NYSE listing fee		*
Printing and engraving expenses		275,000
Legal fees and expenses		3,015,000
Accounting fees and expenses		1,300,000
Transfer agent and registrar fees		5,000
Blue sky fees and expenses		10,000
Miscellaneous
Property conveyance cost		100,000
Title insurance		450,000
Property diligence costs		25,000
Other miscellaneous		280,142

Miscellaneous subtotal		855,142

Total	$	*

*
To be filed by amendment.

Item 32.    Sales to Special Parties.

        See Item 33.

Item 33.    Recent Sales of Unregistered Equity Securities.

        In connection with our formation and initial capitalization, on December 21, 2011, we issued 1,000 Shares to CWH, for an aggregate purchase price of $10. These Shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act.

        On                       , 2012, CWH contributed our 251 properties to us. In return, we issued to CWH                  Shares and the $400 million CWH Note. These Shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

        Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former trustee or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of our company and, at our request, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. Our bylaws also permit us to indemnify and advance expenses to any person who served any predecessor in the capacities described above and any present or former shareholder, employee or agent of us or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, we are only required to indemnify our trustees and officers as described in this paragraph in connection with a proceeding initiated by any such person against us if such proceeding was authorized by our board of trustees.

        The Maryland REIT Law permits a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our declaration of trust and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        The consideration to be received by us for the Shares registered hereunder will be credited to the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)   See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

        (b)   The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Declaration of Trust of the Registrant†
3.2	Form of Amended and Restated Bylaws of the Registrant†
4.1	Form of Share Certificate†
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP*
10.1	Form of Demand Promissory Note issued to CommonWealth REIT†
10.2	Form of Credit Agreement included as an exhibit to the related Closing Agreement
10.3	Form of Business Management Agreement between the Registrant and Reit Management & Research LLC†
10.4	Form of Property Management Agreement between the Registrant and Reit Management & Research LLC†
10.5	Form of 2012 Equity Compensation Plan of the Registrant†
10.6	Form of Indemnification Agreement†
10.7	Form of Transaction Agreement between the Registrant and CommonWealth REIT
14.1	Form of Code of Business Conduct and Ethics of the Registrant†
21.1	Subsidiaries of the Registrant*
23.1	Consent of Ernst & Young LLP†
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)*
23.4	Consent of Donna D. Fraiche to be named as trustee†
23.5	Consent of William A. Lamkin to be named as trustee†
23.6	Consent of Jeffrey P. Somers to be named as trustee†
24.1	Power of Attorney (included on signature page to this Registration Statement)†
99.1	Form of Governance Guidelines of the Registrant†
99.2	Form of Charter of the Registrant's Compensation Committee†
99.3	Form of Charter of the Registrant's Nominating and Governance Committee†
99.4	Form of Charter of the Registrant's Audit Committee†

*
To be filed by amendment

†
Previously filed

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement, as of the time its was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 16, 2012.

SELECT INCOME REIT
By:	/s/ DAVID M. BLACKMAN
Name: Title:	DAVID M. BLACKMAN President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 16, 2012		/s/ DAVID M. BLACKMAN
	Name: Title:	DAVID M. BLACKMAN President
Date: February 16, 2012		*
	Name: Title:	JOHN C. POPEO Treasurer and Chief Financial Officer
Date: February 16, 2012		*
	Name: Title:	BARRY M. PORTNOY Trustee
Date: February 16, 2012		*
	Name: Title:	ADAM D. PORTNOY Trustee

*By		/s/ DAVID M. BLACKMAN
	Name: Title:	DAVID M. BLACKMAN Attorney-in-fact

 EXHIBIT INDEX

Exhibit number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Declaration of Trust of the Registrant†
3.2	Form of Amended and Restated Bylaws of the Registrant†
4.1	Form of Share Certificate†
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP*
10.1	Form of Demand Promissory Note issued to CommonWealth REIT†
10.2	Form of Credit Agreement included as an exhibit to the related Closing Agreement
10.3	Form of Business Management Agreement between the Registrant and Reit Management & Research LLC†
10.4	Form of Property Management Agreement between the Registrant and Reit Management & Research LLC†
10.5	Form of 2012 Equity Compensation Plan of the Registrant†
10.6	Form of Indemnification Agreement†
10.7	Form of Transaction Agreement between the Registrant and CommonWealth REIT
14.1	Form of Code of Business Conduct and Ethics of the Registrant†
21.1	Subsidiaries of the Registrant*
23.1	Consent of Ernst & Young LLP†
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)*
23.4	Consent of Donna D. Fraiche to be named as trustee†
23.5	Consent of William A. Lamkin to be named as trustee†
23.6	Consent of Jeffrey P. Somers to be named as trustee†
24.1	Power of Attorney (included on signature page to this Registration Statement)†
99.1	Form of Governance Guidelines of the Registrant†
99.2	Form of Charter of the Registrant's Compensation Committee†
99.3	Form of Charter of the Registrant's Nominating and Governance Committee†
99.4	Form of Charter of the Registrant's Audit Committee†

*
To be filed by amendment.

†
Previously filed

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Equity Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX